Exhibit 99.2

CHP Valuation Webinar Script

November 7, 2014

Moderator Name:

Moderator

Welcome to the CNL Healthcare Properties valuation conference call. On the call today will be Stephen Mauldin, President and Chief Executive Officer, Joe Johnson, Senior Vice President and Chief Financial Officer and John Starr, Senior Vice President and Chief Portfolio Management Officer. Statements made during this call will include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, market potential and future financial performance. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from the expectations and assumptions discussed here today. Listeners are cautioned that these forward-looking statements are neither promises nor guarantees and are only made as of the date of this call. The Company undertakes no obligation to update or revise the information provided on this call as a result of new information or future results or developments.

As with any investment, investing in CNL Healthcare Properties is subject to risks and uncertainties that you should carefully consider. The valuation information that we will be discussing today is a point-in-time estimate based on numerous inputs and data which vary over time and may be subjective. Valuations and appraisals of real estate properties are only estimates of fair market value and may not necessarily correspond to realizable value upon the sale of such properties or the amount that shareholders will receive upon liquidity of their investment.

Additional information about is available in filings with the SEC, which also may be accessed through the Company’s website at CNLHealthcareProperties.com. Each listener is encouraged to review those filings together with all other information provided therein.

We will conduct a question and answer session at the end, and instructions will be provided at that time. I will now turn the call over to Mr. Mauldin.

Overview (Steve)

Slide 8

Good afternoon and thank you for joining us today. CNL Healthcare Properties is a real estate investment trust focused on owning senior housing communities, medical office buildings and other healthcare facilities. Our senior housing portfolio is concentrated principally on assisted living, including assisted living with memory care services, and independent living communities. Medical office buildings include physicians’ practices as well as diagnostic, treatment and other healthcare delivery providers. We typically invest in medical office properties that are on or near a hospital campus, or part of a defined healthcare system’s hub-and-spoke network, the vast majority of which are anchored or affiliated with high-quality hospital tenants. Our other healthcare facilities include post-acute care properties such as skilled-nursing facilities and inpatient rehabilitation centers and acute care includes specialty hospitals and other specialty medical facilities. At our last valuation, we announced our intent to pursue new investment opportunities with a focus on medical office and other healthcare properties to help us diversify to our targeted portfolio goals, which we have done and will continue to do.

Slide 9

As of today, our healthcare portfolio consists of 89 properties in 27 states, almost half of which were acquired this year. Our most recent investments were two medical office buildings that were acquired at the end of October, which expanded our footprint into New England. Our portfolio valuation was as of September 30, 2014, and was based on a total of 87 assets in 26 states. The 87 properties were comprised of 54 senior housing communities representing 67 percent of our assets by purchase price; three of these senior housing facilities are currently under development and one is a parcel of land held where construction will soon begin. There were also 20 medical office buildings comprising 18 percent of our portfolio, nine post-acute care facilities, which accounts for 8 percent and four acute care specialty hospitals which make up the remaining 7 percent of our portfolio by purchase price. Five of our properties are held through a majority-owned unconsolidated partnership. As of September 30, 2014, we had raised approximately $915 million from our stock offering and made investments of over $1.5 million in senior housing and healthcare-related real estate and had an aggregate debt leverage ratio of 54.2%.

We commenced operations at the beginning of October 2011 and conducted our first estimated net asset valuation exercise of September 30, 2013.

Estimated NAV (Steve)

Slide 11

We estimated our net asset value per share consistent with the valuation guidelines established by the Investment Program Association (or “IPA”) which were published in April 2013. Our board of directors and our Valuation Committee, which is comprised of our three independent Directors approved the engagement of CBRE Capital Advisors, Inc. (or “CBRE”), an independent investment banking firm as our valuation expert. CBRE commissioned MAI-certified appraisals for each property from the CBRE Appraisal Group. The estimated value for real estate assets was determined utilizing a discounted cash flow approach and was tested for reasonableness using a direct capitalization and a sales comparison approach. Importantly, the valuation did not include any enterprise or portfolio premium.

The fair market value of our debt obligations was estimated based on pricing for similar debt instruments that we could obtain in the market today, and the values of other assets and liabilities such as cash, prepaid assets and accounts payable were based on the book values derived from our proforma balance sheet for the nine months ended September 30, 2014. I would now like to turn the call over to John Starr, our Chief Portfolio Management Officer to discuss the valuation methodology in more detail.

Methodology for Real Estate (John)

Slide 12

Thank you Steve. CBRE Cap relied on MAI-restricted use appraisals, public filings and management input during its valuation. To estimate the value of our real estate assets, our properties were split into three categories: (i) wholly owned properties, (ii) partially-owned properties and (iii) vacant land. Assets were further segmented into categories of “stabilized” and “non-stabilized”.

Wholly owned properties were valued based on cash flow projections and an unlevered 10-year discounted cash flow analysis from the MAI appraisals on a property-by-property basis. For properties with third-party leases, the valuations represent the leased-fee value based on rents we expect to receive. The terminal values in the discounted cash flow analyses were estimated by dividing the forward year’s net operating income by the estimated terminal capitalization rates. Terminal cap. rates vary by location, asset age and quality and the supply and demand dynamics for each market. A valuation range was calculated by varying the discount rates and terminal cap rates by 2.5% in either direction to achieve a 5% total range. Where applicable, lease up discount and costs to complete were applied to non-stabilized properties.

Slide 13

For partially-owned properties, the values were estimated by discounting the levered free cash flows for the ventures after debt service and capex in order to capture the specific JV promote and cash flow waterfall structures for each asset in order to properly reflect our economic interests in each asset. The JV promotes relate to our preferred returns of cash distributions and capital event proceeds that we are entitled to for two of our joint ventures that own six properties (one consolidated and one unconsolidated). As with the wholly owned properties, CBRE utilized the cash flow projections and terminal cap rates from the MAI appraisals. Similarly, terminal cap rates varied by location and market and a 5% range was developed by adjusting the discount rates and terminal cap rates up and down by 2.5%.

Slide 14

Vacant land held for development was valued based on a market comparable approach. I would now like to turn the call over to Joe Johnson, CNL Healthcare Properties’ CFO, to summarize our valuation work and describe other administrative matters.

Valuation Summary (Joe)

Slide 15

For wholly owned real estate the discount rates ranged from 8.03% to 8.82% for all assets with the lower end of the range generally attributable to our medical office buildings and the higher end of the range stemming from our post-acute and acute care properties. Terminal cap rates ranged from 7.11% to 7.80% for wholly owned properties—again with MOB’s at the lower end and post-acute and acute care as well as certain of the senior housing assets at the higher end of the range. Our partially owned assets had discount and terminal cap rates ranging from 9.07% to 9.53%, and 7.46% to 7.84%, respectively.

Estimated NAV Build-Up (Joe)

Slide 16

The resulting valuation range for the estimated net asset value of the company on a per share basis was $9.00 to $10.03 per share with a mid-point of $9.52 per share. This was based on a mid-point total net asset value of approximately $897 million, which represents almost $1.7 billion in real estate value and $102 million in cash and other assets, offset by approximately $870 million in debt and $24 million in accounts payable and other liabilities. Dividing our total net asset value by approximately 94 million outstanding shares as of September 30, 2014, results in an estimated net asset value per share of $9.52.

Repricing of Shares (Joe)

Slide 17

Based on the estimated net asset value per share of $9.52 we are increasing the offering price of our shares under our stock offering to $10.58, which represents the net asset value grossed-up for commissions and marketing support fees. The price of shares under our distribution reinvestment plan will now be $10.06, which represents a discount of approximately 5% to the new offering price.

Our redemption plan will redeem shares at the new estimated net asset value per share of $9.52 not to exceed the price paid by the shareholder.

Increase in Distributions (Joe)

Slide 18

As a result of the new offering price, we are increasing the amount of our monthly distributions to maintain our historical 4% cash and 3% stock distribution for a total of 7%. Distributions will be increased to $0.0353 cash as of December 1, 2014, while stock distributions will remain at 0.0025 shares of common stock and will be reflected in the fourth quarter 2014 distributions.

Operational Summary & Timing (Joe)

Slide 20

The re-pricing of our offering occurred as of November 4, 2014 at 3:00 p.m. central standard time, which is the cutoff of business for our transfer agent. All subscriptions that were received in good order prior to this time will be processed at the previous offering price of $10.14 and anything received after this time will be processed at the new offering price of $10.58.

Looking Ahead (Joe)

Slide 21

We continue to believe that our investment strategy which is supported by the demographic trends we are experiencing, as well as efforts to drive down costs, create efficiencies and focus on patient care outcomes will continue to increase demand for senior housing, medical office and other types of and healthcare real estate over the next several years. As we look ahead to the remainder of 2014 and into 2015, we plan to close on our existing pipeline of transactions and continue to grow and diversify our portfolio based on our overall investment strategy, which includes select development and value-add opportunities. We are also very focused on managing our existing assets in order to drive performance and maximize cash flows down to the individual asset level. We anticipate that the completion of our current offering will be on or about January 30, 2015, at which time we expect to transition to our follow-on offering which has been filed with the SEC but has not yet been declared effective. At this time, we anticipate selling our follow-on offering through the end of 2015, fully investing our proceeds and then allowing our portfolio to mature as construction is completed at our development properties, and those properties are leased-up. At that point, we expect to begin discussions to assess strategic alternatives for liquidity to shareholders.

We intend to post this presentation on our website at CNLHealthcareProperties.com if you would like to refer to it. We also invite you to review our Form 8-K filed on November 4, 2014, which has additional details about our estimated net asset value and our valuation process.

Q&A

Now I will turn it back over to [moderator name] to take questions from the audience.